Exhibit h

MEMORANDUM

TO:	VALIC Company II

FROM:	The Variable Annuity Life Insurance Company (“VALIC”)

RE:	Expense Limitations

DATE:	August 3-4, 2015

This memo is to confirm that VALIC agrees to cap certain fund expenses by waiving a portion of its advisory fee or reimbursing certain expenses, as shown below.1 Expense caps are net of any expense reduction realized through the use of directed brokerage commissions.

Fund expenses shall be limited for the funds shown below (expressed as a percentage of average annual net assets) through December 31, 2016, effective January 1, 2016:

Fund Name	Maximum Fund Expense
Aggressive Growth Lifestyle Fund	0.10%
Capital Appreciation Fund	0.85%
Conservative Growth Lifestyle Fund	0.10%
Core Bond Fund	0.77%
High Yield Bond Fund	0.96%
International Opportunities Fund	1.00%
Large Cap Value Fund	0.81%
Mid Cap Growth Fund	0.85%
Mid Cap Value Fund	1.05%
Moderate Growth Lifestyle Fund	0.10%
Money Market II Fund	0.55%
Small Cap Growth Fund	1.16%
Small Cap Value Fund	0.95%
Socially Responsible Fund	0.56%
Strategic Bond Fund	0.89%

[SIGNATURE PAGE TO FOLLOW]

[1]	Expenses shall not include extraordinary expenses, as determined under generally accepted accounting principles, such as litigation, or acquired fund fees and expenses, brokerage commissions and other transactional expenses relating to the purchase and sale of portfolio securities, interest, taxes and governmental fees, and other expenses not incurred in the ordinary course of a Fund’s business.

The Variable Annuity Life Insurance Company

By:	/s/ Eric Levy
Eric Levy, Executive Vice President

VALIC Company II

By:	/s/ Greg Kingston
Greg Kingston, Treasurer and Principal Financial Officer